Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Digital Lifestyles Group, Inc. (formerly known as Northgate Innovations, Inc.) on Form S-1 of our report, dated April 12, 2002, appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated April 12, 2002, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California October 5, 2004